Exhibit 99.1

News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Fiscal 2004 Fourth Quarter and Year-End Results and
Declares $0.05 Quarterly Dividend

CHICAGO, June 24, 2004 — Methode Electronics, Inc. (Nasdaq: METH) today announced operating results for the fourth quarter and fiscal year ended April 30, 2004.

Fourth Quarter and Year-End Financial Summary

For the fiscal 2004 fourth quarter, Methode reported net sales of $99.7 million and net income of $7.6 million, or earnings of $0.21 per share. This compares to fiscal 2003 fourth quarter net sales of $94.1 million and net income of $6.7 million, or earnings of $0.18 per share. This represents a 6 percent increase in net sales and a 14 percent increase in net income. Customer tooling sales in the fiscal 2004 fourth quarter were $3.7 million compared to $7.0 million in the year ago period. Excluding customer tooling, product sales increased 10.2 percent to $96.0 million in this year’s fourth quarter compared to $87.1 million in the same quarter last year. In the current quarter, results included an after tax charge of $0.5 million, or $0.01 earnings per share, related to denial of insurance coverage for certain costs in connection with the settlement of the class A shareholders’ lawsuit. We also recorded a $0.5 million, or $0.01 earnings per share, benefit to income tax expense to reduce tax reserves for contingencies no longer considered necessary. In the fourth quarter we provided for the closing of our UK manufacturing facilities, however, those costs were substantially offset by the actual cost for the closing of our Ireland manufacturing facility in the third quarter being lower than initially estimated.

For the 2004 fiscal year, Methode reported net sales of $358.9 million and net income of $19.7 million, or earnings of $0.55 per share. This compares with 2003 fiscal year net sales of $363.1 million and net income of $21.9 million, or $0.60 per share. Customer tooling sales, for the year, were $11.3 million compared to $22.8 million from fiscal 2003. Excluding customer tooling, net sales in fiscal 2004 were $347.6 million, a 2 percent increase from net sales of $340.3 million in the prior year. Net income for the 2004 fiscal year includes a $2.6 million, or $0.07 per share, charge for costs incurred to eliminate the Company’s dual class stock structure and hostile tender offer for its class B stock, a $1.4 million, or $0.04 per share, charge for the closing of Ireland and UK manufacturing facilities, and a $0.5 million, or $0.01 per share, benefit for the fourth quarter reduction in the reserve for tax contingencies.

Donald Duda, Chief Executive Officer of Methode commented, “Our achievements were across many fronts, including increased margins, diversification within our automotive customer base, continued development of a lean manufacturing philosophy and culture, global expansion and a more contemporary corporate structure with a single class of common stock. We are pleased with our progress.”

“With manufacturing, design and testing facilities in the U.S., Mexico, Scotland, Germany, Malta and soon in China, we believe Methode is well-positioned to meet the needs of our global customer base,” concluded Mr. Duda.

As a result of eliminating its dual class stock structure in January, Methode added four new independent members to its board of directors at the end of fiscal 2004. On June 18, 2004, Methode’s board elected two additional independent members. They are, Isabelle C. Goosen, Vice President of Finance and Administration for the Chicago Symphony Orchestra and Dr. Darren M. Dawson, Professor in the Electrical and Computer Engineering Department with Clemson University. The Company welcomes these new members to its board.

Two of Methode’s long-standing board members announced their retirements to coincide with this year’s annual meeting on September 14, 2004. These board members are William C. Croft and George C. Wright who have served on Methode’s board for 29 and 36 years, respectively. Mr. Duda commented, “We thank Messrs. Croft and Wright for their loyal and distinguished service to Methode.”

Also announcing his retirement from the board is William T. Jensen. Commenting on Mr. Jensen’s retirement, Mr. Duda said, “After 42 years with Methode, Mr. Jensen is stepping down as Chairman of the Board. Mr. Jensen came out of retirement in 2001 after the passing of the Company’s founder and steered the Company through a difficult transition. We thank him for his dedication and unwavering devotion to the men and women of Methode, its customers and shareholders.”

Balance Sheet

The cash balance at 2004 fiscal year-end was $61.8 million, up $1.2 million during the fourth quarter. For the fiscal year, cash was down only $2.5 million, even though the Company paid $25.8 million for the purchase of its class B stock.

Douglas Koman, Chief Financial Officer of Methode stated, “Our cash flow remains strong and will be beneficial as we continue to seek acquisitions to enhance and broaden our capabilities and markets served.”

“Increasing margins remains a significant corporate objective,” continued Mr. Koman. “We continue to monitor our costs and look for methods to deliver greater return on investments. As our manufacturing processes improve and we further invest in and implement techniques such as flexible automated manufacturing cells, we expect continued margin improvements, even against a backdrop of pricing pressures, global economic and political instability and higher healthcare costs.”

In the second half of the fiscal year, Methode closed its Ireland and U.K. manufacturing facilities, because of increased pricing pressure and a migration of business to lower cost Asian manufacturers. As Methode seeks to further its global expansion, the Company’s Shanghai, China facility is prepared to begin production this fall to support customer needs, as well as position the Company to develop business in the Asian marketplace.

Quarterly Dividend

The Board of Directors of Methode Electronics has declared a quarterly dividend of $0.05 per outstanding share of common stock to be paid on July 30, 2004 to shareholders of record at the close of business on July 15, 2004.

Business Outlook

Methode is forecasting fiscal 2005 net sales of between $370.0 million and $385.0 million with net income in the range of $0.65 to $0.72 earnings per share. The Company expects to realize increased business from its Network Bus unit because of additional orders from the computer and military industries. The Automotive Safety Technology business is expected to increase as automakers ramp up to meet the federal requirement to provide passive occupant detection for front passenger airbag deployment on all vehicles by model year 2006. These increases will be partially offset by expected pricing pressures and potential lower sales from Methode’s traditional North American automotive OEMs as we continue to transition away from less profitable programs. We also anticipate weaker U.S. sales in commoditized electronic components, however, production in China will help boost sales in Asia, thus slowing the decline of business from customers expressly seeking the lowest cost provider.

For the first quarter of fiscal year 2005 which includes the July automotive model year change-over and related OEM plant shutdowns, Methode is projecting net sales of $80.0 million to $85.0 million with net income between $0.12 and $0.14 per share.

Conference Call

As previously announced, the Company will conduct a conference call led by its Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on June 24, 2004 at 10:00 a.m. Central Daylight Time. You may participate on the conference call by dialing 1-888-482-0024 or 617-801-9702 for International callers. Methode also invites you to listen to the webcast of this call by visiting the Company’s website at http://www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. A replay of the call will be available for seven days, by dialing 1-888-286-8010 or 617-801-6888 for International callers, both using passcode: 19145925. It will also be available on the Company’s website.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated June 24, 2004, containing information on Methode’s fourth quarter and year-end reporting periods for fiscal 2004, and offering guidance for its first quarter and full year reporting periods for fiscal 2005, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law.

Methode Electronics, Inc.

Summary Statement of Income
(In thousands, except per share data)

	Three Months Ended April 30,
	2004	2003
	(Unaudited)
Net sales	$99,709	$94,131
Other income	146	232
Cost of products sold	78,988	76,585
Impairment of assets	—	483
Selling and administrative expenses	10,983	8,096
Income from operations	9,884	9,199
Interest, net	170	300
Other income (expense), net	151	(59)
Income before income taxes	10,205	9,440
Income taxes	2,645	2,785
Net income	7,560	6,655
Basic and Diluted Earnings per Common Share:	$0.21	$0.18
Average Number of Common Shares outstanding:
Basic	35,484	36,194
Diluted	35,809	36,366

	Year Ended April 30,
	2004	2003
Net sales	$358,867	$363,057
Other income	2,132	1,022
Cost of products sold	287,800	292,693
Impairment of assets	—	483
Selling and administrative expenses	44,257	37,835
Income from operations	28,942	33,068
Interest, net	553	1,164
Other expense, net	(989)	(2,275)
Income before income taxes	28,506	31,957
Income taxes	8,825	10,085
Net income	19,681	21,872
Basic and Diluted Earnings per Common Share:	$0.55	$0.60
Average Number of Common Shares outstanding:
Basic	35,778	36,170
Diluted	36,083	36,396

Methode Electronics, Inc.

Summary Balance Sheet
(In thousands)

	April 30,	April 30,
	2004	2003
Cash	$61,757	$64,261
Accounts receivable — net	65,360	58,246
Inventories	29,207	31,936
Other current assets	13,031	20,720

Total Current Assets	169,355	175,163
Property, plant and equipment — net	87,755	82,902
Goodwill — net	19,559	18,077
Intangible assets — net	24,266	25,458
Other assets	13,253	13,874

Total Assets	$314,188	$315,474

Accounts and notes payable	$28,542	$24,515
Other current liabilities	28,718	24,801

Total current liabilities	57,260	49,316
Other liabilities	8,344	11,153
Shareholders’ equity	248,584	255,005

Total Liabilities and Shareholders’ Equity	$314,188	$315,474

Methode Electronics, Inc.

Summary Statement of Cash Flows
(In thousands)

	Year Ended April 30,
	2004	2003
OPERATING ACTIVITIES
Net income	$19,681	$21,872
Provision for depreciation and amortization	20,780	16,621
Other	3,665	14,237

NET CASH PROVIDED BY OPERATING ACTIVITIES	44,126	52,730
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(19,304)	(23,171)
Acquisitions	(3,641)	(12,455)
Other	6,091	321

NET CASH USED IN INVESTING ACTIVITIES	(16,854)	(35,305)
FINANCING ACTIVITIES
Purchase and retirement of Class B shares	(25,788)	—
Options exercised	2,767	521
Dividends	(8,573)	(7,237)

NET CASH USED IN FINANCING ACTIVITIES	(31,594)	(6,716)
Effect of foreign exchange rate changes on cash	1,818	3,650

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,504)	14,359
Cash and cash equivalents at beginning of period	64,261	49,902

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$61,757	$64,261